EXHIBIT 99.1


                      AMERICAN CAMPUS COMMUNITIES ANNOUNCES
                        EXERCISE OF OVER-ALLOTMENT OPTION


Austin, TX - September 13, 2004 - American Campus Communities, Inc. (NYSE: ACC) today announced that the underwriters of its recently completed initial public offering have exercised their option and indicated that they will purchase an additional 515,000 shares of common stock from the company out of a total over-allotment option of 1.815 million shares. American Campus Communities expects to receive approximately $8.4 million in net proceeds from the sale of these shares after deducting the underwriting discount.

Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. served as joint book-running managers for the initial public offering. J.P. Morgan Securities Inc., UBS Securities LLC, ING Financial Markets LLC, KeyBanc Capital Markets, a division of McDonald Investments Inc., and Wells Fargo Securities, LLC., acted as co-managers for the offering.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the final prospectus relating to the offering may be obtained by contacting Citigroup Global Markets Inc., Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, NY 11220, or Deutsche Bank Securities Inc., by facsimile, 212-468-5333.

About American Campus Communities, Inc.

American Campus Communities, Inc. is the only publicly traded REIT solely focused on student housing in the United States. American Campus Communities is a fully integrated, self-managed and self-administered equity REIT with expertise in the acquisition, design, finance, development, construction management, and leasing and management of student housing properties. The Company owns 16 high-quality student housing properties, containing approximately 3,900 apartment units and 11,800 beds. The Company manages 32 student housing properties, representing approximately 22,300 beds, including the owned properties.

Forward Looking Statements

Forward-Looking Statements Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which express the current beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake

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no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

AT THE COMPANY:                         AT FINANCIAL RELATIONS BOARD:
---------------                         -----------------------------
Jason Wills                             Georganne Palffy     Tim Grace
Senior Vice President                   General Info         Media Inquiries
(512) 732-1000                          (312) 640-6768       (312) 640-6667